Exhibit 99.02

[Company Letterhead]

May 2, 2012

To Our Stockholders:

Notice is hereby given that Tonix Pharmaceuticals Holding Corp. (the “Company”) has taken the following actions pursuant to a written consent of a majority of stockholders dated April 16, 2012, in lieu of a special meeting of the stockholders:

1. Amended its Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $.001 per share (the “Common Stock”), to 150,000,000 shares and authorize to 5,000,000 shares of blank-check preferred stock, par value $.001 per share (the “Preferred Stock”). The Company believes that the increase in authorized Common Stock and the creation of the Preferred Stock will provide it greater flexibility with respect to its capital structure for such purposes as additional financing and possible stock based acquisitions; and

2. Adopted the Company’s 2012 Incentive Stock Plan and the reservation of 4,000,000 shares of common stock for issuance thereunder.

This letter will serve as written notice to stockholders pursuant to Section 78.370 of the Nevada General Corporation Law.

We thank you for your continued support.

Sincerely,

/s/ SETH LEDERMAN
Seth Lederman Chief Executive Officer